Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-174698 on Form S-8 of our reports dated April 29, 2013, relating to the consolidated financial statements of Bona Film Group Limited, its subsidiaries, its variable interest entities (the “VIEs”) and the VIEs’ subsidiaries (collectively, the “Group”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the adoption of the authoritative guidance on the presentation of comprehensive income), and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Bona Film Group Limited for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 29, 2013